EXHIBIT 97.1

Effective as of November 10, 2023

CLAWBACK POLICY

1.POLICY

In accordance with the applicable rules of The New York Stock Exchange (“NYSE”) Listed Company Manual (the “NYSE Rules”), Section 10D and Rule 10D-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (“Rule 10D-1”), the Board of Directors (the “Board”) of Nabors Industries Ltd (the “Company”) has adopted this Clawback Policy (this “Clawback Policy”) to provide for the recoupment of certain incentive-based compensation from Officers of the Company where it is determined by the Compensation Committee of the Board that such amounts were received in excess of the compensation amounts such Officers were otherwise entitled to receive as a result of an accounting restatement of the financial results of the Company.

2.APPLICABILITY

This Clawback Policy applies to all current or former “Officers” of the Company (as defined below) who received Excess Incentive Compensation (as defined below) during the Recoupment Period (as defined below).  For purposes of this Clawback Policy, “Officers” means each individual who is or was during the Recoupment Period designated as an “officer” of the Company as defined in Rule 16a-1(f) under the Exchange Act. For the avoidance of doubt, the identification of an Officer for purposes of this Clawback Policy shall also include, at a minimum, each executive officer who is or was identified pursuant to Item 401(b) of Regulation S-K as well as the principal financial officer and principal accounting officer (or, if there is no principal accounting officer, the controller).

3.RECOUPMENT/CLAWBACK

In the event of a Restatement (as defined below), the Compensation Committee (if composed entirely of independent directors, or in the absence of such a committee, a majority of independent directors serving on the Board) (as applicable, the “Committee”) shall require a current or former Officer to reimburse, repay or forfeit any Excess Incentive Compensation (as defined below) received by such Officer at any time during the three completed fiscal years immediately preceding a Restatement Determination (as defined below) (such period, the “Recoupment Period”).  For purposes of this Clawback Policy, Incentive Compensation is deemed “received” during the Company’s fiscal period during which the financial reporting measure specified in the Incentive Compensation award is attained, even if the payment or grant of the Incentive Compensation occurs after the end of that period.

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“Excess Incentive Compensation” means, as determined on a pre-tax basis, that amount of Incentive Compensation that was received by the Officer during the Recoupment Period and following October 2, 2023, based on the incorrectly reported financial results of the Company, over the Incentive Compensation that would have been received by the Officer if such amount(s) had been determined based on the financial results of the Company set forth or reflected in the Restatement, in each case, as determined by the Committee.  If the Committee cannot reasonably determine the amount of Excess Incentive Compensation received by the Officer based on the information set forth or reflected in the Restatement, then it will make its determination based on a reasonable estimate of the effect of the Restatement on the Company.

“Financial Reporting Measures” means measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. The Company’s stock price and total shareholder return are considered financial reporting measures for purposes of this Clawback Policy. A financial reporting measure need not be presented within the financial statements or included in a filing with the SEC.

“Incentive Compensation” means any cash, equity-based or equity-linked compensation to the extent the amount is paid, earned, vested or granted based wholly or in part on the attainment of Financial Reporting Measures.

“Restatement” means an accounting restatement (i) due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial restatements that is material to the previously issued financial statements, or (ii) that corrects an error that is not material to previously issued financial statements, but would result in a material misstatement if the error were not corrected in the current period or left uncorrected in the current period.

“Restatement Determination” means the earlier to occur of (i) the date the Board, the Committee and/or management concludes (or reasonably should have concluded) that a Restatement is required, or (ii) the date a regulator, court or other legally authorized entity directs the Company to prepare a Restatement of a previously issued financial statement.

In the event of a Restatement, the Committee shall promptly determine the amount of any Excess Incentive Compensation for each Officer in connection with such Restatement and shall promptly thereafter provide each Officer with a written notice containing the amount of Excess Incentive Compensation and a demand for repayment or return, as applicable.  The right of recovery under this Clawback Policy shall run in favor of the Company and its parents and subsidiaries.

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4.ADMINISTRATION OF CLAWBACK POLICY

Administration of this Clawback Policy is incumbent on the Committee.  The Committee is authorized to interpret and construe this Clawback Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Clawback Policy and for the Company’s compliance with the NYSE Rules, Section 10D, Rule 10D-1 and any other applicable law, regulation, rule or interpretation of the SEC or NYSE promulgated or issued in connection therewith.  Any determinations made by the Committee shall be final and binding on all affected individuals.

Notwithstanding anything set forth herein to the contrary, the Company shall not be required to seek recovery of compensation under this Clawback Policy (i) if the Committee reasonably determines that the direct expenses to be paid to a third party to recover the Excess Incentive Compensation would exceed the amount of the compensation to be recovered, making recovery impracticable, and provides all required information to NYSE, (ii) if recovery would be in violation of home country law which law was adopted prior to November 28, 2022 provided that, before determining that it would be impracticable to recover any amount of Excess Incentive Compensation based on violation of home country law, the Company has obtained an opinion of home country counsel, acceptable to NYSE, that recovery would result in such a violation and a copy of the opinion is provided to NYSE, or (iii) if recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder. In connection with the foregoing, the Committee must also make a determination that, as a result of any or all of the foregoing, recovery under this Clawback Policy would be impracticable.

5.NO INDEMNIFICATION

None of the Company or any of its subsidiaries shall be permitted to indemnify or insure any Officer against (i) the loss of any Excess Incentive Compensation that is repaid, returned or recovered pursuant to the terms of this Clawback Policy, or (ii) any claims relating to the Company’s enforcement of its rights under this Clawback Policy.

6.OTHER RECOVERY RIGHTS

This Clawback Policy shall be binding and enforceable against all Officers and, to the extent required by applicable law or guidance from the SEC or NYSE, their beneficiaries, heirs, executors, administrators or other legal representatives. The Committee intends that this Clawback Policy will be applied to the fullest extent required by applicable law.   Any right of recovery under this Clawback Policy is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to the Company under applicable law,

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regulation or rule or pursuant to the terms of any policy of the Company or any provision in any employment agreement, equity award agreement, compensatory plan, agreement or other arrangement; provided, that, except as may be prohibited under applicable law, to the extent an Officer has already reimbursed or otherwise repaid the Company in respect of any excess incentive compensation required to be repaid pursuant to any duplicative recovery obligations established by the Company or pursuant to applicable law, the Committee may reduce such amount(s) from the amount of any Excess Incentive Compensation otherwise required to be repaid under this Clawback Policy.

7.EFFECTIVENESS OF CLAWBACK POLICY

This Clawback Policy will become effective on the date of its approval by the Company’s Board of Directors, and will thereafter remain in effect for an indefinite period of time, provided, however, that this Clawback Policy may be suspended or terminated by the Board of Directors at any time.

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ATTESTATION AND ACKNOWLEDGEMENT OF CLAWBACK POLICY

By my signature below, I acknowledge and agree that:

I have received and read the attached Clawback Policy (this “Clawback Policy”).

I hereby agree to abide by all of the terms of this Clawback Policy both during and after my employment with the Company, including, without limitation, by promptly repaying or returning any Excess Incentive Compensation to the Company as determined in accordance with this Clawback Policy. I hereby agree that this Clawback Policy does not consitute a breach of any provision of my employment agreement or other compensatory agreement or arrangement with the Company.

Signature: ____________________________________

Printed Name: ________________________________

Date:________________________________________